Exhibit 23.6

December 20, 2019

Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Callon Petroleum Company, to be filed on or about December 20, 2019 (the “Registration Statement”), of all references to the name of DeGolyer and MacNaughton; to references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts”; and to the use of our reports for the years ended December 31, 2016, December 31, 2017, and December 31, 2018, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission on February 27, 2019.

Very truly yours,

/s/DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716